Exhibit 99.1

FOR IMMEDIATE RELEASE
etrials Announces Second Quarter Results

Morrisville, NC - August 13, 2007 - etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical software and services that optimize clinical-trial management and accelerate time-to-market, today announced financial results for the three months and six months ended June 30, 2007.

“etrials claimed an early lead in the eClinical space with its three integrated products and flexible solutions but has, since the end of 2005, failed to keep pace with the industry’s rapid growth - ceding leadership and market share in all segments in which it competes,” said Chip Jennings, president and chief executive officer. “To capitalize on our assets and re-assert our position in a nascent market that still offers abundant growth opportunities, we are formulating a fresh go-to-market strategy and implementing the necessary structure to jump start the revenue growth engine, drive market share gains and put the company on track to achieve high levels of sustainable profitability.

“As a first step, the organization is sharpening its focus on operational excellence, with particular emphasis on customer service, sales and client service delivery mechanisms,” continued Mr. Jennings. “We have already implemented a number of initiatives to improve the business, including reorganizing the sales force, hiring a new COO, and launching a client services practice. In the second half of the year, we plan to continue the process of retooling the operations by selectively investing to fill gaps in the sales staff; revamping sales management and procedures; and redeploying marketing resources. These various actions will enable etrials to expand into a comprehensive and responsive clinical patient information solutions provider.”

Financial Results
etrials’ net service revenue was $5.2 million for the second quarter of 2007, a 25% increase over the $4.2 million reported during the second quarter of 2006. Gross margins fell to 58.5% during the quarter compared with 60.4% in the prior year period, primarily due to operational costs rising faster than revenues during the quarter. etrials’ net loss for the second quarter was $(1.3) million, or $(0.12) per diluted share, versus income of $0.1 million, or $0.01 per diluted share, in the second quarter of 2006. The net loss for the second quarter of 2007 was negatively impacted by approximately $0.6 million in non-cash stock-based compensation expense ($0.3 million of which was related to the options vesting severance agreement for our former CEO) and an additional $0.5 million of CEO transition expenses (including severance, legal and recruiting costs) related to the departure of John Cline and the appointment of Chip Jennings.

New project bookings for the second quarter totaled $4.0 million, compared with $6.7 million in the same period last year. In total, etrials was awarded ten new projects this quarter, two of which were with two new customers. Project cancellations fell to $0.6 million from $1.8 million in the second quarter of 2006, such that net new project bookings were $3.4 million compared to $4.9 million last year, a decline of 31%.

Year-to-date, through June 30, 2007, net service revenue was $9.3 million, up 35% from net service revenue of $6.9 million for the first six months of 2006, reflecting the timing of new project starts. The Company reported a net loss attributable to common stockholders’ of $(2.3) million, or $(0.21) per share, for the first half of 2007 as compared with a net loss of $(2.1) million, or $(0.23), in the prior-year period. The results for the first six months of 2007 reflect the CEO transition costs previously noted of $0.5 million and non-cash stock compensation expenses of $0.9 million ($0.3 million of which related to the options vesting severance agreement for our former CEO). The results for the first six months of 2006 include $0.3 million of non-cash stock compensation expenses and $1.1 million of dividends and accretion of preferred stock, including the impact of an induced conversion feature of common stock warrants.

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New project bookings for the six months ended June 30, 2007 totaled $10.6 million, compared with $9.5 million in the same period last year. In total, etrials was awarded twenty-two new projects for the period, seven of which were with four new customers. Project cancellations for the six months ended June 30, 2007 fell to $1.0 million from $5.4 million in the same period last year, such that net new project bookings grew to $9.6 million up from $4.1 million in the first six months of 2006, an increase of over 134%.

Financial Position and Backlog
The Company reported $18.1 million in backlog as of June 30, 2007, as compared with $19.8 million on March 31, 2007 and $25.6 million on June 30, 2006. The backlog includes both projects covered by signed contracts or work orders and projects for which the Company has received written confirmation that the customer has decided to award a project contract or work order. The backlog decrease from March 31, 2007 was primarily due to higher revenues recognized during the second quarter of 2007 and lower new contract bookings. The decrease versus June 30, 2006 reflects both higher revenues recognized in 2007 and higher levels of project cancellations during the six months ended December 31, 2006. As previously reported, project cancellations are a normal part of the clinical trial industry, and backlog is materially impacted by multiple elements including new project bookings, scope changes, the timing of revenue recognition, and cancellations.

As of June 30, 2007, the Company’s balance sheet reflected total assets of $36.5 million, with cash, cash equivalents, and short-term investments of $18.5 million, working capital of $18.6 million, and stockholders’ equity of $28.6 million.

Outlook
The Company believes that net service revenue in the third quarter of 2007 will increase modestly year-over-year and expects to record a smaller loss than in the current quarter before non-cash stock-based compensation expense. Revenue and profitability in subsequent quarters will depend on many factors, including the timing of new project bookings, cancellations and new project start-ups. In addition, while the company is implementing the structural, organizational and management changes necessary to ensure operational excellence, including taking actions to improve sales management and implement improved forecasting procedures, management has decided to suspend guidance of new project bookings. The Company intends to resume its practice of providing an annual outlook on new project bookings when it reports fourth quarter earnings assuming we have made sufficient progress on the sales reorganization discussed above.

Annual Meeting
The board has scheduled the 2007 Annual Meeting for September 27, 2007, and the proxy is expected to be mailed to shareholders on or about August 22, 2007. The purpose of the meeting will be for shareholders of record as of August 10, 2007 to vote on three matters: the election of two current directors whose terms will expire at the Annual Meeting; the re-appointment of Ernst & Young as the Company’s auditors; and the increase in the number of common shares reserved in the Company’s equity incentive plan to 3.5 million from 3.2 million in order to accommodate the impact of the CEO transition and for future new employees.

Capitalization
The board also considered, in response to shareholder and warrant holder inquiries, possible amendments to the existing warrant and trigger share agreements given their expiration dates of February 12, 2008 and February 19, 2008, respectively. Since the Company has no current negotiations with an acquisition candidate that would require additional capital, the board decided that it was in the best interests of shareholders to not propose any amendments to either the warrant or trigger share agreements. As stated previously, the Company has a strong balance sheet, with approximately $18.5 million in cash, cash equivalents, and short-term investments.

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Both the 12,350,000 warrants and 1,566,250 "trigger shares" have a material impact on our fully diluted capitalization. Together, they constitute approximately 48% of our fully diluted shares. The warrants are due to expire on February 12, 2008, unless they are exercised at a price of $5.00, which exceeds our common stock's closing market price of $3.75 at August 8, 2007. The trigger shares will be cancelled on February 19, 2008, unless prior to that date the market price of our common stock increases to an average of $7.00 or more for a period of 20 consecutive trading days, with average trading volume of 25,000 shares or more during that 20-day period.

The following table shows the change in our fully diluted shares if all the warrants were to expire without being exercised and if all the trigger shares are cancelled. The table assumes that no other changes occur in our fully diluted capitalization between June 30, 2007, and February 28, 2008.

	Fully diluted shares at June 30, 2007	Pro-forma fully diluted shares at February 29, 2008

Common shares	10,757,240	10,757,240
Trigger shares	1,566,250	-
Restricted shares	50,000	50,000
Total outstanding shares	12,373,490	10,807,240
Warrants	12,350,000	-
Underwriter options	1,050,000	350,000
Stock options	2,834,675	2,834,675
Total fully-diluted shares outstanding	28,608,165	13,991,915

Conference Call
Management will conduct a conference call at 4:30 p.m. ET on Monday, August 13, 2007. During the call, Chip Jennings, chief executive officer, and James Clark, chief financial officer, will discuss the Company’s quarterly performance and financial results. To participate in the live call by telephone, please dial 800.480.2207, or, for international callers, please dial 706.643.7866 and reference ID number 10885867. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s web site at www.etrials.com. Please go to the web site 15 minutes prior to the scheduled start to register, download and install any necessary audio software. A web cast audio replay and a telephone audio replay will also be available for two weeks by dialing 800.642.1687 from the US or 706.645.9291 for international callers and entering conference ID number 10885867 when prompted.

About etrials®
etrials Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers insight into all aspects of clinical trials, maximizing return on investment and accelerating time to market. With global operations, etrials is the only top tier solutions provider to offer electronic data capture (EDC), interactive voice response (IVR), electronic patient diaries (eDiary) as part of an integrated software as a service (SaaS) platform or as individual solutions to optimize clinical trials. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. Having partnered with over 100 clients, including 16 of the top 20 global pharmaceutical companies and top CROs, etrials is leading the way towards Adaptive Trials and integration between eClinical and electronic health records. To learn more visit us at www.etrials.com. etwcf etrials is registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

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Forward-Looking Statements
This announcement and conference call contain forward-looking statements, including statements regarding future new project bookings and future performance targets, as well as the possible expiration of unexercised warrants and cancellation of “trigger shares” that involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing projects, all of which are possible because our client agreements do not generally have minimum volume guarantees and can be terminated without penalty by clients, and failure to secure new project bookings at the rate management currently targets. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2007.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contacts:

Investors: Lippert Heilshorn & Associates Chris Witty 212.201.6609 cwitty@lhai.com	Media: Kimberly O’Shea Communications Manager, etrials 919-653-3658 kimberly.o’shea@etrials.com

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etrials Worldwide, Inc.
Consolidated Statements of Operations
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net service revenues	$5,204,508	$4,154,787	$9,281,516	$6,860,424
Reimbursable out-of-pocket revenues	1,771,180	1,939,611	2,416,026	1,993,637
Total revenues	6,975,688	6,094,398	11,697,542	8,854,061

Costs and expenses:
Costs of revenues	2,157,285	1,644,528	4,333,588	3,270,912
Reimbursable out-of-pocket expenses	1,771,180	1,939,611	2,416,026	1,993,637
Sales and marketing	1,493,491	945,490	2,665,375	1,766,144
General and administrative	2,508,920	1,264,979	3,981,396	2,185,647
Amortization of intangible assets	3,801	11,398	15,199	65,621
Research and development	582,535	473,776	1,000,714	919,878
Total cost and expenses	8,517,212	6,279,782	14,412,298	10,201,839
Operating loss	(1,541,524)	(185,384)	(2,714,756)	(1,347,778)

Other income (expenses):
Interest expense	(21,700)	(22,675)	(41,031)	(41,101)
Interest income	242,127	257,458	496,022	359,909
Other income, net	(10,271)	11,347	(11,760)	42,567
Total other income, net	210,156	246,130	443,231	361,375
Net (loss) income	(1,331,368)	60,746	(2,271,525)	(986,403)
Dividends and accretion of preferred stock	-	-	-	(95,969)
Induced converison of common stock warrants	-	-	-	(1,030,000)
Net (loss) income attributable to common stockholders	$(1,331,368)	$60,746	$(2,271,525)	$(2,112,372)

Net (loss) income per share attributable to common stockholders:
Basic and diluted	$(0.12)	$0.01	$(0.21)	$(0.23)

Weighted average common shares outstanding:
Basic	10,749,450	10,795,750	10,739,721	9,191,573
Diluted	10,749,450	11,606,432	10,739,721	9,191,573

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etrials Worldwide, Inc.
Condensed Consolidated Balance Sheets

	June 30	December 31
	2007	2006
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$18,483,084	$19,988,960
Other current assets	7,546,449	5,389,136
Total current assets	26,029,533	25,378,096
Other assets	10,509,895	10,000,206

Total assets	$36,539,428	$35,378,302

Liabilities and Stockholders' Equity
Current liabilities	$7,418,137	$5,515,026
Long-term liabilities	562,581	66,846
Total liabilities	7,980,718	5,581,872

Stockholders' equity	28,558,710	29,796,430

Total liabilities and stockholders' equity	$36,539,428	$35,378,302